UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FARADAY FUTURE INTELLIGENT ELECTRIC INC.
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Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. on April 18, 2025:

Faraday Future Timely Announces the Upcoming Annual General Meeting per Nasdaq Compliance Requirement, Enhances the Strategic Execution of FF and FX Through Key Proposals, and Defends Stockholder Value Through Five Major Initiatives Including ‘Firmly Oppose’ Reverse Stock Split

●	A 29% increase in total authorized shares. This type of proposal is often seen in annual meetings of public companies. It does not affect the current number of outstanding shares and reflects the Company’s continued adherence to a prudent, disciplined, and relatively low-percentage new share issuance strategy.

●	No reverse stock split proposal in the agenda, underscoring the Company’s firm commitment to its ‘No Reverse Stock Split’ promise.

●	Five major initiatives – including the launch of an organizational reform and the firm stance against a reverse stock split, demonstrating the Company’s determination to protect shareholders’ value and confidence.

●	Key proposals are designed to empower strategic execution, as the Company begins the countdown to the first FX vehicle rolling off the line by the end of this year.

●	The ‘FF Shareholder Community and FX Co-Creation Day’ will be held in Los Angeles on April 24th, aiming to foster transparent and close communication with shareholders and retail investors.

LOS ANGELES April 18, 2025-- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future” or the “Company”) today announced plans to host the Annual General Meeting of Stockholders (the “Annual Meeting”) on May 28, 2025, to seek approval for proposals aimed at supporting the Company’s strategic initiatives and long-term growth.

The Company urges all stockholders to vote FOR all proposals.

Proposal Highlights

1.	Direct Election Proposal

The Company is proposing the election of five directors Matthias Aydt, Chad Chen, Chui Tin Mok, Jie Sheng and Lev Peker. If elected, these individuals will serve until the 2026 Annual General Meeting of Stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”).

2.	Private Placement Proposal

To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of Common Stock to holders of certain convertible notes and warrants (the “Private Placement Proposal”).

3.	Share Authorization Proposal without Affecting the Current Total Shares Outstanding

To approve an amendment to the Company’s Charter to increase

(i) the number of authorized shares of the Company’s common stock by 38,000,000 from 129,245,313 shares to 167,245,313 shares, and

(ii) the number of authorized shares of the Company’s preferred stock by 2,900,000 shares from 10,000,000 shares to 12,900,000 shares, so that the total number of authorized shares of Company’s Common Stock and the Preferred Stock, will be increased from 139,245,313 shares to 180,145,313 shares. (the “Share Authorization Proposal”).

4.	Name Change Proposal

To approve an amendment to the Company’s Charter to change the Company’s name from Faraday Future Intelligent Electric Inc. to Faraday Future AI Electric Vehicle Inc. (the “Name Change Proposal”).

The proposed name change to Faraday Future AI Electric Vehicle Inc. reflects the Company’s strategic evolution and increased focus on integrating artificial intelligence (AI) into its core technologies, including intelligent mobility, vehicle systems, and user experiences. The new name aligns with the Company’s vision to lead the intelligent electric vehicle (EV) industry and highlights its commitment to innovation in AI-driven solutions and smart transportation ecosystems. Additionally, the new name aligns with the Company’s new ticker symbol, FFAI, reinforcing a unified brand identity.

5.	Adjournment Proposal

To approve one or more adjournments of the Annual Meeting by the Company from time to time to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Annual Meeting to approve one or more Proposals at the time of such adjournment or if otherwise determined by the chairperson of the Annual Meeting to be necessary or appropriate. (the Adjournment Proposal”).

Key Proposals Empower Strategic Execution

●	Ensure Governance Capability. Election of experienced board members ensures continuity and strategic oversight aligned with long-term goals.
●	Empower Strategic Growth and Structural Optimization. The approval of the Share Authorization Proposal will enable strategic growth and additional share capacity and allows the Company to explore M&A opportunities, joint ventures, and future fundraising, thereby enhancing FF and FX dual brand influence and promoting the FX bridge strategy.
●	Enhance Financial Stability. The approval of the Share Authorization Proposal and Private Placement Proposal will help the Company strengthen its financial stability, enhance the ability to fulfill obligations, maintain Nasdaq compliance, and promote the rapidly advancing bridge strategy and subsequent financing.

Business Progress and Industry Influence Increase

Benefiting from the continued support of shareholders, the company’s FX strategy is making full progress:

●	We’ve entered a sprint for the first vehicle rollout by year-end.
●	The FX prototype has been approved for public road testing, and will officially start testing a number of prototypes in a variety of complex public road environments next week, including testing of autonomous driving systems.
●	After only nine months since the launch of the FX strategy in September of last year, the Super One, FX’s first production model, is expected to debut in late June.
●	We are receiving strong inquiries from U.S. consumers, fleet operators, and car rental partners. Market feedback has far exceeded expectations, and we expect to announce substantive orders and cooperation shortly.
●	FX CEO Max Ma participated in discussions on key topics such as global tariffs, U.S. manufacturing and innovation at the White House.

Defend Stockholder Value Through Five Major Initiatives

Stockholders are both resource providers and governance participants of the Company, and have a profound impact on the Company’s development direction and market value. To defend stockholder value and confidence, the Company has launched five major initiatives — the official start of our “Battle to Achieve the Dream Counterattack Against Potential Illegal Short Selling.

1. Capital Strategy Offensive:

●	Firm no to a reverse stock split, unless the stock price consistently fails to meet Nasdaq’s compliance standards. The Company will continue optimizing its capital structure, with an unwavering commitment not to pursue a reverse stock split unless required to maintain its Nasdaq listing.
●	Equity and convertible debt offering proceeds will be strategically deployed to support business development targeting maximum value and measured dilution.
●	The Company also intends to initiate a new round of executive share purchases. The formal implementation will depend on the legally allowed timeframe and any other necessary conditions.
●	The Company previously launched an investigation into potential illegal short selling and sent letters to multiple brokers. We intend to launch a new round of investigation. We do not rule out taking legal action.

2. Turning Tariff Pressure into Strategic Opportunity

●	Recent tariff developments may bring short-term impact to our FX strategy. However, in the mid-to-long term, this could prove to be a strategic opportunity.
●	The Company is actively engaging with the U.S. government and has submitted constructive proposals regarding automotive policy, particularly involving U.S.–China cooperation in the EV sector. We are also formally expressing our pathway and policy expectations for the development of FF and the FX brand in the U.S. market.
●	FX CEO has attended important meetings with White House decision-makers, as a representative of the “China US Automotive Bridge,” deeply involved in the future direction of industry policies.

3. FX Strategy Accelerating — Countdown to First Vehicle Roll-Off

●	The FX program is progressing, and we’ve entered a sprint for the first vehicle rollout by year-end.
●	FX will begin on-road testing next week in various real-world conditions, including autonomous driving system validation.

4. Strengthened Transparency and Engagement — “Investor Community and Co-Creation Day” Set for April 24

●	We will further increase transparency and real-time communication with our stockholders to close the information gap, eliminate misunderstandings, and highlight the Company’s fundamental progress.
●	On April 24, the Company will host an Investor Community and Co-Creation Day in Los Angeles. It’s a unique opportunity for all stakeholders to experience our vision, value, and strategy firsthand.

5. Deep Organizational Reform to Unlock Execution and Growth Potential

●	The Company will initiate a comprehensive organizational and governance transformation that we expect will unleash the Company’s full operational potential and accelerate its growth and value.

“These proposals are not just about governance mechanics—they are about building the structural backbone that allows us to scale with confidence,” said Matthias Aydt, Global CEO of Faraday Future. “Our dual-brand vision—with FF 91 at the Ultimate AI Techluxury end and FX addressing the mass market—is gaining real traction with customers, investors, and partners around the globe. The share authorization proposal gives us the flexibility to move fast when opportunity arises—whether that’s securing new capital, forming global alliances, or deepening relationships with institutional and strategic investors. It also signals confidence in our future and in the broader demand for Faraday Future’s technology and product roadmap. We urge shareholders to vote in favor of all proposals, as your support will have a profound impact on the Company.”

Meeting Details

The Annual Meeting is currently scheduled to be held May 28, 2025 at 9:00 a.m. Pacific Time., at www.virtualshareholdermeeting.com/FFAI2025.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the use of proceeds from the $30 million offering, future FF 91 2.0 deliveries, and establishing the Company’s second brand (FX), are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to the Company’s stockholders at its Annual Meeting seeking, among other proposals, the Director Election Proposal, the Private Placement Proposal, the Share Authorization Proposal and the Name Change Proposal. In connection with the Director Election Proposal, the Private Placement Proposal, the Share Authorization Proposal and the Name Change Proposal, the Company filed a preliminary proxy statement filed with the Securities and Exchange Commission on April 18, 2025 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Director Election Proposal, the Private Placement Proposal, the Share Authorization Proposal and the Name Change Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around April 29, 2025. The Proxy Statement includes information regarding the persons who may, under Securities and Exchange Commission (“SEC”) rules, be deemed participants in the solicitation of proxies in connection with the Director Election Proposal, the Private Placement Proposal, the Share Authorization Proposal and the Name Change Proposal. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 18455 S. Figueroa Street, Gardena, California 90248.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Authorized Share Increase, Private Placements Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Director Election Proposal, the Private Placement Proposal, the Share Authorization Proposal and the Name Change Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives is included in the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025. Changes to the direct or indirect ownership of FF Top and FF Global are set forth in SEC filings on Schedule 13D/A.

No Offer or Solicitation

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investors (English): ir@faradayfuture.com
Investors (Chinese): cn-ir@faradayfuture.com
Media: john.schilling@ff.com

Source: Faraday Future Intelligent Electric Inc.

The following is the transcript of a video released by the Global Chief Executive Officer of Faraday Future Intelligent Inc. on April 18, 2025:

Hi, I’m Matthias Aydt, Global CEO of Faraday Future.

As we approach a pivotal moment in our journey, I want to share with you an important update—not just about our upcoming AGM, but about the direction we’re taking as a company, and how we’re defending and delivering long-term shareholder value.

First, let me be absolutely clear on two key points:

●	We are firmly against a reverse stock split. We believe in building value, not artificially inflating our share price. A reverse split will only be considered if it’s absolutely necessary to maintain Nasdaq compliance.

●	We stand with our shareholders. Every share matters. We will only issue new shares with discipline and purpose—to drive growth, not dilute trust.

In the past few months, we’ve made significant progress:

●	Our FX program—the second brand targeting the mass market—has officially entered the sprint phase toward its first production vehicle by the end of the year.

●	We’ve secured critical regulatory approvals, including public road testing for FX prototypes, and we’ve seen strong interest from U.S. fleet operators and consumers.

●	Our global bridge strategy—linking low-cost supply chain with the U.S. EV market—is gaining global traction, especially amid shifting geopolitical dynamics and tariff headwinds.

Our technology is ready. Our vision is resonating. Now, we must ensure the foundation is just as strong.

To build this foundation, we’ve submitted several key proposals for approval at our Annual General Meeting.

While I won’t dive into the technical details here, these proposals are designed with one core mission: to empower FF with the strategic tools to move fast, fund growth responsibly, and remain in control of our future.

These actions:

●	Strengthen our board and corporate governance.

●	Enhance financial flexibility for future fundraising and partnerships.

●	Improve our capital structure to accelerate the FX strategy and sustain the FF 91 delivery.

●	Broaden shareholder participation through increased liquidity.

We are also launching a renewed campaign to counter illegal short selling that damages shareholder confidence and distorts market value.

We are investigating illegal short tactics and won’t hesitate to take legal action where necessary. Faraday Future is not just defending a company—we are defending a vision, and the belief that innovation and perseverance will win.

Our dual-brand strategy is positioned to meet global demand and define the future of intelligent electric mobility.

Thank you for standing with us.

Together, we are moving toward a future where everyone can own an AIEV.

Thank you.